UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 9, 2008
TeleTech Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-11919	84-1291044

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

9197 S. Peoria Street, Englewood, Colorado	80112

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (303) 397-8100
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(b) On April 9, 2008, Kamalesh Dwivedi, Executive Vice President and Chief Information Officer of TeleTech Holdings, Inc. (the “Company”), notified the Company of his resignation effective April 18, 2008. Mr. Dwivedi is resigning to pursue another opportunity.
(e) As previously discussed in our Current Report on Form 8-K filed with the SEC on February 20, 2008, the Board of Directors of the Company determined that in the case of stock options erroneously issued with exercise prices that were lower than the fair market value on the appropriate measurement dates, the Company would pay the taxes assessed upon employees (including named executive officers) under Internal Revenue Code Section 409A, including tax “gross-ups,” to make the employees whole for any adverse tax consequences arising as a result of the vesting or exercise of such options in 2006 and 2007 (collectively, the “409A Payments”). On April 9, 2008, the Company finalized the amount of 409A Payments made on behalf of two of its executive officers, Brian J. Delaney, Chief Operations Officer and Executive Vice President of Global Service Delivery, and Gregory G. Hopkins, Executive Vice President of Global Accounts, related to stock options exercised in 2007. On behalf of Mr. Delaney, the Company made aggregate 409A Payments of $394,602.77 to the IRS and applicable state taxing authorities. On behalf of Mr. Hopkins, the Company made aggregate 409A Payments of $614,284.62 to the IRS and applicable state taxing authorities. Additional 409A Payments will be made during 2008 on behalf of Messrs. Delaney and Hopkins with respect to stock options exercised during 2006. As previously disclosed, all 409A Payments relating to stock options exercised in 2006 and 2007 will be accrued as an expense in the Company’s financial statements for the fiscal year ended December 31, 2007.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TeleTech Holdings, Inc.

Date: April 15, 2008	By:	/s/ Kenneth D. Tuchman
Kenneth D. Tuchman
Chief Executive Officer